AMENDMENT 3

This amendment (the "Amendment") between the parties signing below ("Parties") amends the Existing Agreement as of June 25, 2019:

Term	Means
"Existing Agreement"	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended

"ALPS"	ALPS Distributors, Inc.

"Trust"	Principal Exchange-Traded Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		PRINCIPAL EXCHANGE-TRADED FUNDS

By:	/s/ Steven B. Price	By:	/s/ Tracy Bollin
Name:	Steven B. Price	Name:	Tracy Bollin
Title:	SVP & Director of Distribution Services	Title:	Managing Director

Schedule A to this Amendment
Amendments

The Existing Agreement is amended as follows:

1.    Appendix A of Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the following new Appendix A:

APPENDIX A

LIST OF PORTFOLIOS

Principal Active Income ETF
Principal Price Setters Index ETF
Principal Shareholder Yield Index ETF
Principal Healthcare Innovators Index ETF
Principal Millenials Index ETF
Principal U.S. Small-Cap Multi-Factor Index ETF
Principal Active Global Dividend Income ETF
Principal Spectrum Preferred Securities Active ETF
Principal Contrarian Value Index ETF
Principal Sustainable Momentum Index ETF
Principal U.S. Mega-Cap Multi-Factor Index ETF
Principal Investment Grade Corporate Active ETF
Principal Ultra-Short Active Income ETF
Principal U.S. Large-Cap Multi-Factor Core Index ETF
Principal U.S. Small-MidCap Multi-Factor Core Index ETF
Principal International Multi-Factor Core Index ETF

Schedule B to this Amendment
General Terms

1.    Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.
The Parties' duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.
This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.
This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.